EXHIBIT 11 TO FORM 10-KSB

                        FRONTIER NATURAL GAS CORPORATION
        Computation of Net Income per Common and Common Equivalent Share

                                                     Year ended December 31,
                                                  -----------------------------
                                                      1996              1995
                                                  -----------      -----------
Common shares issued and outstanding,
      beginning                                     5,058,406        2,418,050

Add:  Common stock issued                              87,500           11,250
      Subscribed stock issued                               -           90,450
      Stock options and warrants(1)                         -                -
      Cumulative preferred stock conversion                 -        1,456,954
      Secondary offering                            1,996,150                -
                                                  -----------      -----------

Total equivalent common shares                      7,142,056        3,976,704
                                                  ===========      ===========

Net income (loss)                                 $(5,025,019)     $(1,595,478)

Less:  Cumulative preferred stock dividend            103,153          395,381
Less:  Value of common stock issued for
       cumulative preferred stock in excess
       of original terms, net of relieved
       preferred stock dividend                             -        2,183,471
                                                  -----------      -----------
Net income (loss) applicable to common and
       common equivalent shares                   $(5,128,172)     $(4,174,330)
                                                  ===========      ===========
Net income (loss) per common and common
       equivalent share                           $     (0.72)     $     (1.05)
                                                  ===========      ===========

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(1)  Common stock  equivalents  were  determined  based on the  "Treasury  Stock
     Method" as set forth in Accounting Principles Board Opinion No. 15.